Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
Jabil Circuit, Inc.

We consent to the incorporation by reference herein of our report dated October 18, 2002, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income and related schedule for each of the years in the three-year period ended August 31, 2002, which report appears in the August 31, 2002 annual report on Form 10-K of Jabil Circuit, Inc.

/s/ KPMG LLP June 9, 2003 Tampa, Florida